Exhibit 10.30


                                  [Letterhead]

February 4, 2002


Stephanie L. Brady
c/o Intercallnet, Inc.
6340 NW 5th Way
Fort Lauderdale, Florida 33309


Re:  Short Term Loan


Dear Ms. Brady;


Please accept this letter as the official terms and conditions surrounding the temporary loan between you and Intercallnet, Inc. (the "Company"). You have agreed to loan to the Company an amount equal to $40,000 for general operating purposes. Interest shall accrue at a rate of prime plus 2%, per annum, to be calculated over the time period that such temporary loan is outstanding.

It is expressly understood that your short term loan will be repaid, in full, no later than Friday February 8, 2002 from cash proceeds received from current accounts receivable. Specifically the cash proceeds from FNC's campaigns of Sprint and MCI WorldCom as well as Informed Communications Services. If such cash proceeds from current accounts receivable are not sufficient to repay to you the $40,000 short term loan, then the remaining outstanding balance due to you will be satisfied, in full, with proceeds from the equity closing with Stanford Financial Group, anticipated to close no later than February 15, 2002.





Sincerely,                                        Accepted By:

/s/ Scott R. Gershon                              /s/ Stephanie L. Brady
----------------------------                      ------------------------------
Scott R. Gershon                                  Stephanie L. Brady
Chief Executive Officer                           Chief Financial Officer